EXHIBIT 2.1

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of April 4, 2008, is entered into by and among CP4 Warbird Holdings, LLC (f/k/a Callaway Partners, LLC), a Georgia limited liability company (“Seller”), Huron Demand LLC, a Delaware limited liability company (“Purchaser”), and certain of the current and former members of Seller listed on the signature pages hereto (collectively, “Guarantors”).  Certain capitalized terms used herein shall have the meaning ascribed them in the Original Agreement (as defined herein).

W I T N E S S E T H:

WHEREAS, the Parties hereto entered in that certain Asset Purchase Agreement dated as of July 28, 2007 (the “Original Agreement”);

WHEREAS, the Parties are desirous of amending the Original Agreement by the execution of this amendment (the “Amendment”).

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Earn-Out Payment.  In full payment of the Purchaser's obligations to make Earn-Out Payments to Seller as described in Section 3.3 of the Original Agreement, Purchaser is delivering to Seller concurrently with the execution hereof a promissory note for the sum of $23,000,000 in the form attached hereto as Exhibit A (the "Note").  Upon delivery of the Note, Sections 3.3 and 3.5 of the Original Agreement shall be terminated in their entirety and the obligation of Purchaser to make Earn-Out Payments shall become null and void.  Seller hereby agrees and represents that the entire amount payable pursuant to the Note ($23,000,000 together with interest as provided in the Note), when received by Seller, shall be distributed by Seller (i) only to the Class A and Class B Members of the Seller as of the date of this Amendment, and (ii) in accordance with the provisions of the Seller’s Operating Agreement in effect as of the date of this Amendment.  Further, Seller hereby agrees and represents that, to the knowledge of Seller, the Class A and Class B Members of Seller will not share any portion of the amount payable pursuant to the Note ($23,000,000 together with interest as provided in the Note) with any employee of the Purchaser in the form of compensation for services provided or to be provided to Purchaser.

2.           Sales Attribution Payments.  In addition, upon delivery of the Note, Section 3.4 of the Original Agreement shall be terminated in its entirety effective January 1, 2008 and the obligation of Purchaser to pay the Sales Attribution Amount shall become null and void.

3.           Accounts Receivable.  The parties acknowledge that Purchaser has previously paid to Seller all sums due pursuant to Section 3.6 of the Original Agreement in settlement of the accounts receivable as described therein.  As further required by Section 3.6 of the Original Agreement, Seller agrees to promptly transfer to Purchaser all remaining unpaid Accounts Receivable (or accounts receivable for which there are no applicable reserves) pursuant to a special purpose bill of sale in the form of Exhibit B.  The aforesaid bill of sale will be delivered to Seller concurrently with the execution hereof.

4.           Survival of Representations and Warranties; Indemnity.  In consideration for the agreement of the parties set forth above, Section 12.1 of the Original Agreement is hereby amended to terminate the period of survivability of all representations and warranties effective as of the date of this Amendment; provided however, that the survivability of the representations and warranties contained in Section 4.15 of the Original Agreement (and the corresponding indemnification obligation of the Seller with respect thereto under Section 12.2 of the Original Agreement) shall continue under Section 12.1 of the Original Agreement, without modification, after the date of this Amendment.  In addition, in consideration for the  mutual undertakings of the parties hereunder, the obligation of the Seller and the Guarantors to indemnify the Purchaser Indemnified Parties as set forth in Section 12.2(a) and (c) of the Original Agreement is also hereby terminated, except that the Seller and Guarantors shall continue to indemnify Purchaser under Section 12.2 of the Original Agreement for all Losses incurred in connection with, arising out of, or resulting from: (i) the matter entitled Harriet Bell, et.al. v. Callaway Partners, LLC currently pending in the Northern District of Georgia, Atlanta Division, civil action number 1:06-CV-1993-CC (the “Bell Case”) or any cause of action related thereto or arising from the facts alleged thereunder, (ii) any breach or inaccuracy of any representation or warranty made by Seller or Guarantors in Section 4.15 of the Original Agreement, and (iii) any Taxes of the type described in clause (f) of the definition of Excluded Obligations.  For the avoidance of doubt, the obligation of Seller and Guarantors under Section 12.2(b) of the Original Agreement shall not be affected hereby, although the obligation to indemnify under Section 5 of this Amendment is specifically excluded from the scope of Section 12.2(b).

5.           Insurance Coverage and Reimbursement of Deductible.  Purchaser agrees to maintain professional liability insurance covering the Completed Engagements and Seller’s performance under the In-Process Engagements to the extent occurring prior to the Closing Date (collectively, the “Covered Engagements”).  If a claim is made after the date hereof by a third party in respect of the Covered Engagements by July 27, 2009, and such claim results in a Loss by Purchaser or a Purchaser Indemnified Party, Seller agrees to reimburse Purchaser or the applicable Purchaser Indemnified Party for one half (1/2) of the deductible applicable to each such Covered Engagement, provided that the reimbursement obligation under this paragraph 5 shall not exceed $375,000 for any Covered Engagement for which Purchaser or a Purchaser Indemnified Party incurs a Loss.  Notwithstanding the foregoing, in the event of Default (as defined in the Note) should occur, the obligation of the Seller to indemnify Purchaser under this provision shall terminate, regardless of whether a claim has been made prior to the Default.

6.           Acknowledgement. In connection with and as a condition to the delivery of the Note, each of the following persons shall execute and deliver an acknowledgement (the "Acknowledgement") to Purchaser in the form attached hereto as Exhibit C, acknowledging that such persons shall, after the execution of this Amendment, be placed under the bonus plans of Huron Consulting Group, Inc. and that future bonus compensation for such persons will not be based on the performance of Purchaser as described in the respective Senior Management Agreement for each person:

Jeffrey Anderson
Bruce Cattie
Bruce B. Cox
Michael Draa
Doug Halka
David Head
Keith Keller
Jacqueline O'Neil
J. Anthony Rich
Francis E. Scheuerell Jr.

7.           Representations and Warranties.  Each of the parties hereto agrees that this Amendment and the Note shall constitute “Related Agreements” under the Original Agreement and the the representations and warranties of the parties as contained in Sections 4.1 through 4.4 (with respect to the Seller) and Sections 5.1 through 5.4 (with respect to the Purchaser) shall apply to this Amendment and the Note as of the date of this Amendment and the date of the Note, respectively.

8.           Further Assurances.  Each of the parties hereto agrees that they shall execute and deliver such further documents, releases, assignments and other instruments and do or cause to be done such further acts as may be necessary or required to effectuate the purposes of this Amendment.

9.           Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without giving effect to the principles of conflicts of law thereof.

10.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.           Facsimile Signatures.  Any signature page delivered via a fax machine shall be binding to the same extent as an original signature page.  Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

HURON DEMAND LLC
By: Huron Consulting Group Holdings, LLC
Its Managing Member
By: Huron Consulting Group, Inc.
Its Managers

By: /s/ Daniel P. Broadhurst
Name: Daniel P. Broadhurst
Title: COO

SELLER:

CP4 WARBIRD HOLDINGS, LLC (f/k/a CALLAWAY PARTNERS, LLC)

By:

 /s/ Bruce B. Cox
Name: Bruce B. Cox
Title:

 /s/ Michael Draa
Name: Michael Draa
Title:  Managing Director

 /s/ J. Anthony Rich
Name: J. Anthony Rich
Title:

 /s/ Steve Rogers
Name: Steve Rogers
Title:

HURON CORPORATE GUARANTEE

Huron Consulting Group Inc. hereby guarantees (i) the payment obligations of Purchaser under the Original Agreement, as modified hereby, and under the Note, and (ii) the due performance by Purchaser of all other obligations of Purchaser under the Original Agreement and under the Note.

                                                                           HURON CONSULTING GROUP INC.

                                                                           By:            /s/ Daniel P. Broadhurst
                                                                           Name:       Daniel P. Broadhurst
                                                                           Title:         COO

EXHIBIT A

PROMISSORY NOTE

$23,000,000                                                                                                                                                                                                                                                                                       April 4, 2008

FOR VALUE RECEIVED, the undersigned, Huron Demand LLC, a Delaware limited liability company (the “Payor”), hereby promises to pay to the order of CP4 Warbird Holdings, LLC (f/k/a Callaway Partners, LLC), a Georgia limited liability company (the “Payee”) the principal amount of TWENTY-THREE MILLION DOLLARS ($23,000,000), together with interest on the unpaid principal amount hereof from time to time outstanding at the initial rate of 5% per annum (calculated on the basis of a year of 365 or, if applicable, 366 days), such rate to increase automatically to 8% per annum on July 1, 2008.  The principal amount shall be payable in a single installment of $23,000,000, which shall be due and payable, without further notice, no later than August 31, 2008, together with accrued and unpaid interest on the outstanding principal amount hereof (unless the Payor elects to extend the maturity date hereof until January 31, 2009 in accordance with the terms hereof).

Notwithstanding anything herein to the contrary, the Payor may elect by written notice to the Payee to extend the maturity date of this Note until January 31, 2009.  If the Payor makes the foregoing election, interest shall accrue for all periods after August 31, 2008 at a rate of interest of 14% per annum (calculated on the basis of a year of 365 or, if applicable 366, days).

This Note is being delivered by the Payor to the Payee pursuant to that certain  Amendment to Asset Purchase Agreement, dated as of April 4, 2008 (the “Amendment”), by and among the Payor, Payee, and certain of the current and former members of Payee listed on the signature pages thereto (collectively, “Guarantors”) and is subject to the terms and conditions thereof.

The Payor may prepay all or any portion of this Note at any time and from time to time, without premium or penalty.

Payments on this Note shall be made by means of a wire transfer of immediately available funds to a bank account designated in writing by the Payee.

If any payment hereunder falls due on a day which is not a Business Day (which shall mean any day other than a Saturday or Sunday on which commercial banks are generally open for business in New York, New York), the due date for such payment shall be extended to the next Business Day (and additional interest shall accrue for the period of such extension).

Each of the following shall constitute a “Default” under this Note:

(a)	failure by the Payor to pay when due any principal of or interest on this Note;

(b)
a breach of any representation or warranty of Payor as contained herein or in the Amendment, or the failure by the Payor to comply with or to perform any other provision of this Note and continuance of such breach or failure for ten Business Days after the Payor has received written notice thereof from the Payee; and

(c)
the Payor shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due; or the Payor shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian for it or any of its property; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Payor or for a substantial part of its property and is not discharged or dismissed within 60 days; any bankruptcy, reorganization, liquidation or similar case or proceeding shall be commenced by or against the Payor and, if such case or proceeding is commenced against the Payor, it continues for 60 days undismissed; or the Payor shall take any action to authorize, or in furtherance of, any of the foregoing.

If any Default described in clause (c) of the preceding paragraph occurs, all obligations of the Payor under this Note shall become immediately due and payable.  If any other Default occurs and is continuing, the Payee may declare all obligations of the Payor under this Note to be immediately due and payable, whereupon all such obligations shall become immediately due and payable without demand, notice or presentment of any kind.

No act of omission or commission, delay or failure on the part of the Payee in the exercise of any right or remedy shall operate as a waiver thereof, no acceptance of a past due partial payment shall constitute a novation of this Note or a reinstatement of the indebtedness evidenced hereby.  Further, no single or partial exercise by Payee of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy, including, the right of Payee to insist upon strict compliance with the terms of this Note. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

The Payor irrevocably waives the right to a trial by jury in connection with any matter arising out of this Note and, to the fullest extent permitted by applicable law.  The Payor further agrees that it is liable to the holder hereof for all costs and expenses arising out of or related to the enforcement of this Note, including any of the foregoing related to the collection of the indebtedness evidenced hereby and including reasonable attorneys’ fees.  Time is of the essence with respect to all of Payors' obligations and agreements under this Note.

The rights and privileges of the Payee hereunder shall inure to the benefit of its successors and assigns; provided, however, that this Note shall not be assigned by the Payee without the prior written consent of the Payor, unless the Note is in Default in which case Payee may assign the Note without the consent of the Payor.

This Note shall be unsecured and shall be subordinated pursuant to that certain Subordination Agreement between LaSalle Bank National Association, as Administrative Agent, and Payee dated April 1, 2008.

This Note shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.  Payor agrees that any action by Payee to enforce this Note may be brought in the Superior Court of Fulton or Dekalb County, Georgia, and Payor waives any objections to the jurisdiction or venue of an action brought in such courts.

HURON DEMAND LLC

By:            /s/ Daniel P. Broadhurst
Name:       Daniel P. Broadhurst
Title:         COO